Exhibit 99.1

PRESTO®	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	Contact: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ELECTION OF DIRECTORS
AT ITS ANNUAL STOCKHOLDER MEETING

Eau Claire, Wisconsin (May 17, 2012) — The shareholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Maryjo Cohen to a new three-year term as director, at the May 15, 2012 annual stockholders meeting. The shareholders also ratified the appointment of BDO USA, LLP as the Company's registered public accounting firm for the year ending December 31, 2012. In addition during the meeting, the 2012 new housewares/small appliance product introductions were shown to the shareholders.

The new products included a variety of products developed exclusively for individual retailers. In addition the 12-inch Foldaway™ skillet was shown. This new skillet completes the Company’s family of "Foldaway" appliances. The skillet features a heavy duty casting for even heat disbursement, non-stick surface inside and out, a heat control probe for precision temperature control, a glass cover, a convenient pouring spout that doubles as a handy spoon rest for stirring and serving — plus the ability to clean and store the appliance with ease. The casting lifts off the base, the base handles fold in, and the entire base nests into the skillet casting. Each part fits comfortably into the dishwasher. The frypan is also handsome with stylish stainless steel trim, making it an ideal serving piece. Finally, the Company’s innovative line of Dehydro™ dehydrators and accessories was presented. The new line consists of three expandable dehydrators: an economy unit, a model with adjustable controls, and a high-end version with digital controls and timer. The Dehydro™ dehydrators are unique in the industry for two reasons. First, they are easy to store — trays nest inside each other, allowing the consumer to store them in a fraction of the space required by competitive units. Second, they are beautifully styled and eye catching. All make delicious jerky, as well as preserve fruit, vegetables, seeds, and herbs naturally and deliciously. Airflow in each is engineered to assure even drying on each tray. Included among the dehydrating accessories are mesh drying screens, fruit roll trays, a jerky gun, a variety of jerky seasonings, and extra drying trays.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases, less-lethal munitions and less-lethal accessory equipment. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.